Exhibit 99.1

LRAD® Corporation Reports Record Fiscal First Quarter Revenues

Fiscal First Quarter 2018 Highlights:
●	Revenues of $7.6 million, an increase of 159% compared to the first fiscal quarter of 2017
●	Operating income of $1.0 million, an increase of $2.3 million compared to the first fiscal quarter of 2017
●	Gross profit margin improved 25% over the first fiscal quarter of 2017

SAN DIEGO, CA – February 8, 2018 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHDs”), advanced mass notification systems and distributed recipient software solutions, today announced financial results for the fiscal first quarter ended December 31, 2017.

Fiscal First Quarter 2018 Financial Summary

●	Revenues: Fiscal first quarter 2018 revenues totaled $7.6 million, compared to $2.9 million reported in same period of fiscal 2017.
o	The 159% increase in revenues was driven by increases of 297% in mass notification system sales and 128% in AHD sales.
o	Revenues increased in all of the Company's geographic sales regions, led by a $4.5 million improvement in the Americas, to $6.1 million, versus $1.6 million for the same period a year ago.

●	Operating Income: Operating income was $1.0 million for the quarter ended December 31, 2017, compared to an operating loss of $1.3 million for the same quarter in the prior fiscal year.
o

Gross profit improved to $4.0 million in the fiscal first quarter of 2018, compared to $1.2 million in the fiscal first quarter of 2017, primarily due to higher sales and better fixed overhead absorption.

●

Net Loss: In connection with the recent passage of the U.S. “Tax Cuts and Jobs Act”, the Company recorded non-cash tax charges of $2.7 million related to a $2.5 million re-measurement of the Company’s Federal net deferred tax assets at the new lower statutory rate, and $0.2 million in quarterly income tax expense. As a result, the Company reported a net loss of $1.7 million, or $0.05 per share, for the fiscal first quarter of 2018, compared with a net loss of $0.8 million, or $0.03 per share, for the fiscal first quarter of 2017.

●	Balance Sheet: Cash and cash equivalents increased $2.3 million to $15.1 million at December 31, 2017, compared to $12.8 million reported at September 30, 2017.
o	Higher cash and cash equivalents were primarily due to $1.8 million of cash generated from operations during the quarter.
o	Working capital totaled $26.5 million at December 31, 2017, compared to $25.4 million at September 30, 2017.

“The 273% increase in revenues in the Americas and growth in international revenues over the same quarter a year ago, produced another strong quarter,” remarked Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “Bookings for the quarter were also up in all our geographic sales regions compared to the same period last year, totaling $6.8 million, a 36% increase from fiscal Q1 2017. Backlog at December 31, 2017 remained strong at $11.4 million.”

Select Fiscal First Quarter 2018 Operating and Business Highlights

●	Announced our largest order for the U.S. Air Force, a $1.0 million LRAD 500X-RE systems and accessories order for domestic and international U.S. Air Force bases.
●	Received $870,000 in AHD orders for the U.S. Army and U.S. Marine Corps.
●	Announced a $1.1 million follow-on AHD order from Southeast Asia for border and maritime security.
●

Received a $1.5 million follow-on LRAD 360XT order from one of the largest oil & gas companies in Eurasia. The mobile mass notification systems are being equipped with our solar power option and integrated with a gas detection alarm system.

“Last month’s acquisition of mass messaging software solutions provider Genasys Holding S.L. (“Genasys”) enables LRAD to now compete in the fastest growing segment of the mass notification industry,” continued Danforth. “We are working with the experienced Genasys team to incorporate its SMS-based distributed recipient technology with our advanced ONE VOICE® systems to provide fully integrated, turnkey mass notification solutions.”

Danforth concluded, “With our positive bookings trend and strong backlog, we are on track for fiscal year-over-year revenue growth.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal first quarter 2018 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.390.3967, or international at 404.267.0369. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/24334. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

The Company's proprietary Long Range Acoustic Devices®, advanced ONE VOICE® mass notification systems, and innovative Genasys™ mass messaging solutions are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit http://www.LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2017. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Consolidated Balance Sheets
(000's omitted)

	December 31,
	2017	September 30,
	(unaudited)	2017

ASSETS
Current assets:
Cash and cash equivalents	$15,118	$12,804
Short-term marketable securities	3,602	4,360
Accounts receivable, net	5,678	5,682
Inventories, net	5,260	5,257
Prepaid expenses and other	590	983
Total current assets	30,248	29,086
Long-term marketable securities	1,006	711
Deferred tax assets, net	5,622	8,331
Property and equipment, net	505	510
Intangible assets, net	54	56
Prepaid expenses and other – noncurrent	117	164
Total assets	$37,552	$38,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,903	$1,112
Accrued liabilities	1,858	2,562
Total liabilities	3,761	3,674

Total stockholders' equity	33,791	35,184
Total liabilities and stockholders' equity	$37,552	$38,858

LRAD Corporation and Subsidiary
Consolidated Statements of Operations
(000's omitted except share and per share amounts)

	Three months ended
	December 31,
	2017	2016

Revenues	$7,629	$2,941
Cost of revenues	3,671	1,716
Gross profit	3,958	1,225

Operating expenses:
Selling, general and administrative	2,189	1,967
Research and development	778	587
Total operating expenses	2,967	2,554

Income (loss) from operations	991	(1,329)
Other income	35	30
Income (loss) from operations before income taxes	1,026	(1,299)
Income tax expense (benefit)	2,709	(486)
Net loss	$(1,683)	$(813)

Net loss per common share - basic and diluted	$(0.05)	$(0.03)
Weighted average common shares outstanding: Basic and diluted	32,236,039	31,800,103